Exhibit 99.1

Interpace Biosciences Announces First Quarter 2020 Financial and Business Results

First Quarter Net Revenue Improved Over 53% to $9.2 Million

Launching COVID-19 Serology Testing

Continues to Integrate Service Offerings and Streamline Costs

Conference Call and Webcast Thursday June 25, 2020 4:30 pm ET

PARSIPPANY, NJ, June 25, 2020 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (Nasdaq: IDXG) today announced financial results for the fiscal quarter ended March 31, 2020 and provided a business and financial update.

“First quarter revenue was $9.2 million and near the top end of our previously announced revenue range. During the first quarter we continued to grow our Clinical and Pharma services businesses, however, our Clinical services business was impacted by the pandemic beginning in the second half of March. We also took immediate action to protect our employees from exposure to the coronavirus, reduced discretionary and non-essential costs and accelerated operations integration,” stated Jack Stover, CEO of Interpace Biosciences.

“While we were generally pleased with first quarter progress, we did experience the business impact from the coronavirus pandemic and while recovering, we do anticipate the impact will continue through the remainder of 2020 and perhaps beyond. Our focus for the rest of the year will be continuing to respond to changing conditions while positioning ourselves for growth and expansion, improving business processes and integrating our service offerings. We believe that one of the important positive global impacts of the coronavirus pandemic is an increased awareness of the importance of the role diagnostics plays in all of our lives. We are confident that we are well positioned to take advantage of this opportunity with our diversification, focus on improving diagnosis and customized assays solutions for patients, physicians and pharma companies as well.”

First Quarter 2020 Financial Performance

●	Net Revenue for the first quarter of 2020 was $9.2 million, an increase of 53% from the prior year first quarter, which did not include Pharma services revenues.

●	Gross Profit was 34% as compared to 56% in the first quarter of 2019; this decrease was due principally to the lower margins associated with Pharma services in 2020.

●	Loss from Continuing Operations was $(6.2) million as compared to $(3.4) million for the prior year first quarter driven primarily by added costs of Pharma services.

●	Adjusted EBITDA was $(4.1) million as compared to $(1.8) million for the prior year first quarter driven primarily by added costs of Pharma services.

●	Quarter-end March 31, 2020 cash position was approximately $13.4 million.

“Our financial performance for the quarter was impacted by lower than expected Clinical service volume in March, which we believe has resulted from the required reduction in non-essential testing procedures in connection with the COVID-19 pandemic. As of mid-June, our business is down approximately 30% compared to our highs in February and early March and continues to improve,” stated Fred Knechtel, CFO of Interpace Biosciences.

“In response to customer interest we are developing serology antibody ELISA testing for COVID-19 at our CLIA lab in Pittsburgh, PA. We have completed validation, acquired acceptable kits and reference samples and are preparing to launch,” stated Jack Stover.

“We anticipate second quarter revenue between $5.6 million and $6.0 million, however, we cannot provide guidance for the remainder of the year at this time,” added Stover.

Recent Clinical and Reimbursement Highlights

We continue to generate and publish clinical evidence related to our key products, including ThyGeNEXT® and ThyraMIR® and PancraGEN® as well as our pipeline product, BarreGEN®.

Reimbursement expansion for our clinical diagnostics tests to date in 2020 is as follows:

●	In April 2020, we executed an agreement with Avalon Healthcare Solutions (Avalon), a laboratory benefit manager representing numerous health plans. Our agreement with Avalon offers us in-network status to approximately 5.8 million lives covered by the following health plans: Blue Cross Blue Shield North Carolina, South Carolina, Kansas City and Vermont, and Capital Blue Cross of Central Pennsylvania.
●	In April 2020, we executed a contract with Blue Cross of Idaho making ThyGeNEXT® and ThyraMIR® tests covered in-network services for their more than 576 thousand members.
●	In May 2020, we executed a contract with Blue Cross Blue Shield of Wyoming.

CONFERENCE CALL INFORMATION

Interpace will hold a conference call and Webcast on Thursday June 25, 2020, at 4:30 pm ET. Details are as follow:

Date and Time: Thursday June 25, 2020 at 4:30 pm ET

Dial-in Number (Domestic): +1 (877) 407-9716

Dial-in Number (International): +1 (201) 493-6779

Confirmation Number: 13706101

Webcast Access: http://public.viavid.com/index.php?id=140471

The webcast replay will be available on the Company’s website approximately two hours following completion of the call and archived on the Company’s website for 90 days.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has four commercialized molecular tests and one test in a clinical evaluation process (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX® that differentiates lung cancer of primary vs. metastatic origin. In addition, BarreGEN® for Barrett’s Esophagus, is currently in a clinical evaluation program whereby we gather information from physicians using BarreGEN® to assist us in positioning the product for full launch, partnering and potentially supporting reimbursement with payers.

Pharma services, through Interpace Pharma Solutions, provides pharmacogenomics testing, genotyping, biorepository and other customized services to the pharmaceutical and biotech industries. Pharma services also advance personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, and improving patient care.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statement, including the adverse impact of the Coronavirus (COVID-19) pandemic, our history of operating losses and the limited revenue generated by our clinical and pharma services customers, our dependence on sales and reimbursements from our clinical services, our reliance on third parties to process and transmit claims to payers for our clinical services, and any delay, data loss, or other disruption in processing or transmitting such claims could have an adverse effect on our revenue and financial condition, our revenue recognition being based in part on our estimates for future collections which estimates may prove to be incorrect, that we will be able to meet our revenue projections and that there is no guarantee that we will be successful in completing development or realize any revenue or benefit from our efforts to launch a new product line of antibody testing of the COVID-19 virus. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s most recent Annual Report on Form 10-K filed on April 22, 2020, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:
Investor Relations
Edison Group
Joseph Green
(646) 653-7030
jgreen@edisongroup.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2020	2019

Revenue, net	$9,200	$6,010
Cost of revenue	6,113	2,622
Gross Profit	3,087	3,388

Sales and marketing	2,481	2,411
Research and development	809	528
General and administrative	4,887	2,912
Acquisition related amortization expense	1,031	813
Total operating expenses	9,208	6,664

Operating loss	(6,121)	(3,276)
Interest accretion	(109)	(129)
Other income, net	47	48
Loss from continuing operations before tax	(6,183)	(3,357)
Provision for income taxes	15	5
Loss from continuing operations	(6,198)	(3,362)
Less adjustment for preferred stock deemed dividend	(3,033)	-
Loss from continuing operations attributable to common stockholders	(9,231)	(3,362)

Loss from discontinued operations, net of tax	(65)	(57)

Net loss attributable to common stockholders	$(9,296)	$(3,419)

Basic and diluted (loss) income per share of common stock:
From continuing operations	$(2.31)	$(0.96)
From discontinued operations	(0.01)	(0.01)
Net (loss) income per basic share of common stock	$(2.32)	$(0.97)

Weighted average number of common shares and common share equivalents outstanding:
Basic	4,004	3,515
Diluted	4,004	3,515

Selected Balance Sheet Data (Unaudited)

($ in thousands)

	March 31,	December 31,
	2020	2019
Cash and cash equivalents	$13,370	$2,321

Total current assets	28,145	16,369
Total current liabilities	15,726	17,298

Total assets	78,511	69,051
Total liabilities	25,137	29,853
Total stockholders’ equity	6,838	13,026

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Three Months Ended
	March 31,
	2020	2019
Net loss	$(6,263)	$(3,419)

Net cash used in operations	$(7,122)	$(2,960)
Net cash provided by investing activities	-	1
Net cash provided by financing activities	18,171	6,015
Change in cash and cash equivalents	11,049	3,056
Cash and equivalents, Beginning	2,321	6,068
Cash and equivalents, Ending	$13,370	$9,124

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, acquisition related expenses, transition expenses, non-cash stock based compensation, interest and taxes, and other non-cash expenses including asset impairment costs, bad debt expense, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration, and warrant liability. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Quarters Ended
	March 31,
	2020	2019
Loss from continuing operations (GAAP Basis)	$(6,198)	$(3,362)
Bad debt expense	250	-
Transition expenses	56	-
Depreciation and amortization	1,235	873
Stock-based compensation	418	538
Taxes	15	5
Accretion expense	109	129
Mark to market on warrant liability	(26)	(3)
Adjusted EBITDA	$(4,141)	$(1,820)